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                                                  EXHIBIT 21




                     Subsidiaries of the Company


    As of March 10, 1995, the Company owned or controlled the following percentages of the capital stock of the corporations listed below:


                                     State or Country of
    Name of Corporation                     Incorporation          % Owned


Crystal Spectialties, Inc.               California             100

Kollmorgen Asia Investment Company            Delaware                    100

Kollmorgen Foreign Sales Corporation     U.S. Virgin Islands         100

Kollmorgen Overseas Development Corporation   Delaware                    100

Proto-Power Corporation                  Delaware               100

Proto-Technology Corporation             Delaware               100

Questec Enterprises, Inc.                Delaware               100

31 Sea Cliff Avenue Corporation          New York               100

Kollmorgen Instruments Corporation            Delaware                    100

Kollmorgen Instruments GmbH              West Germany           100

Kollmorgen A.G.                      Switzerland            100

Kollmorgen (U.K.) Limited                Great Britain               100

PMI Motion Technologies GmbH             West Germany           100

Artus Group                          France                 100
    Kollmorgen Artus
    Societe Anonyme Cryla